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                                                       Attach to Exhibit 10.15



     Attached hereto is an English translation of the original Spanish version of the Lease and Purchase Option Contract between Empressa Minera Yana Mallcu S.A. and Mintec, dated February 7, 1996, regarding the Toldos concession. The Company employed translators to translate the above referenced agreement and based on this the undersigned believes that the attached is a fair and accurate English translation of the above referenced agreement.


                                         /s/ Keith R. Hulley
                                         -------------------
                                         Keith R. Hulley
                                         Director
                                         Apex Silver Mines Limited

                                         Date: August 29, 1997

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                                                                   Exhibit 10.15


Special Notary of Mines and Petroleum Dr. Maria Esther Vallejos

In the registries of public deed under your charge, please insert one of option to buy and irrevocable promise to sell, which the contracting parties sign below the following clauses:

First.  -  (Contracting Parties). - There are party to the present contract the
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Empresa Minera Yana Mallcu S.A. "EMYAMSA", represented by its Executive
Chairman, Mr. Jaime A. Quiroga M., as witnessed by order no. 166 given on May 26, 1989, henceforth called the Company, constituted via public deed number 152/82 with commercial license 7-8569-1 TIN 2190664, and Mineria Tecnica Consultores Asociados "MINTEC S.A.", represented by Mr. Jaime Rubin de Celis, as witnessed by order number 186/93 given on June 15, 1993, henceforth called the Optioner.

Second.  -  (Antecedents). - The Company is the sole and exclusive owner of the
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following mining concessions on lead, silver and other ores, located in San
Cristobal canton of the province of Nor Lipez in the department of Potosi.

     "Don Luis". - Of 65 (sixty-five) hectares [mining pertenences], with Executive Title number 1/1940, dated January 26, 1940 given before the Notary of Mines of the city of Potosi, Mr. Daniel Valencia Valle.

     "Sucesivas Don Luis". - Of 72 (seventy-two hectares), with Executive Title number 14/1971, dated February 25, 1971, given before the Notary of Mines of the locality of Tupiza, Dr. Fernando Humerez C.

     "Don Luis II". - Of 33 (thirty-three) hectares, with Executive Title number 13/1971, given before the Notary of Mines of the locality of Tupiza, Dr. Saturnino Humerez C.

     "Yana Mallcu". - Of 286 (two hundred eighty six) hectares, with Executive Title number 8/1988, dated February 4, 1988, given before the Notary of Mines of the locality of Tupiza, Dr. Saturnino Vargas Fernandez.

     "Toldos II". - Of 286 (two hundred eighty six) hectares, with Executive Title number 21/1978, dated october 20, 1978, given before the Notary of Mines of the locality of Tupiza, Dr. Fernando Humerez C.

     "Toldos". - Of 91 (ninety-one) hectares, with Executive Title number 35/1973, dated [??], given before the Notary of Mines of the locality of Tupiza Dr. Fernando Humerez C.

     "Augusto". - Of 56 (fifty-six) hectares, with Executive Title number 17/1971, dated February 26, 1971, given before the Notary of Mines of the locality of Tupiza, Dr. Fernando Humerez C.

     "Luis Miguel". - Of 110 (one hundred ten) hectares, with Executive Title number 16/1971, dated February 26, 1971, given before the Notary of Mines of the locality of Tupiza, Dr. Fernando Humerez C.

     "16 de Julio". - Of 15 (fifteen) hectares, with Executive Title number 45/1973, dated November 12, 1973, given before the Notary of Mines of the locality of Tupiza, Dr. Fernando Humerez C.

     "EMILIO". - Of 20 (twenty) hectares, with Executive Title number 18/1920 dated April 22, 1920, given before the Notary of Mines of the city of Potosi, Dr. Vicente Larrazabal Vargas.

     "DON CRISTIAN". - Of 50 (fifty) hectares, with Executive Title number 64/1920, dated December 20, 1920, given before the Notary of Mines of the city of Potosi, Dr. Alejandro Vera.

     "Carlos Antonio". - Of 52 (fifty-two) hectares, with Executive Title number 63/1967, dated December 23, 1967, given before the Notary of Mines of the locality of Tupiza, Dr Fernando Humerez C.

     "Victoria". - Of 30 (thirty) hectares with Executive Title number 35/1974 dated December 6, 1974, given before the Notary of Mines of the locality of Tupiza, Dr. Fernando Humerez C.

     "Virgen del Carmelo". - Of 30 (thirty) hectares with Executive Title number 36/1974, dated December 6, 1974, given before the Notary of Mines of the locality of Tupiza, Dr. Fernando Humerez C.

     "Jose". - Of 33 (thirty-three) hectares, with Executive Title number 15/1971, dated February 26, 1971, given before the Notary of Mines of the locality of Tupiza, Dr. Fernando Humerez C.

     "Maria Dolores". - Of 115 (one hundred fifteen) hectares, with Executive Title number 7/1988, dated [SEPTEMBER 10, 1992], given before the Notary of Mines of the city of Potosi, Dr. Saturnino Vargas Fernandez.

     "Don Julio". - Of 81 (eighty-one) hectares, with Executive Title number 27/1974, dated September 24, 1974, given before the Notary of Mines of the locality of Tupiza, Dr. Fernando Humerez C.

     "Delfin". - Of 32 (thirty-two) water concession hectares, with Executive Title number 34/1977, dated October 16, 1977, given before the Notary of Mines of the city of Potosi, Dr. Julio Ugarte Ramos.

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

     "La Perdida". - Of 83 (eighty-three) water concession hectares, with Executive Title number 16/1977, dated May 25, 1977, given before the Notary of Mines of the locality of Tupiza, Dr. Fernando Humerez Canaviri.

     "Ingenio Mayu". - Of 64 (sixty-four) water concession hectares with Executive Title number 23/1978, dated October 26, 1978, given before the Notary of Mines of the city of Potosi, Dr. Julio Ugarte Ramos.

     "Hidro I". - Of 91 (ninety-one) water concession hectares, with Executive Title number 21/1977, dated June 1, 1977, given before the Notary of Mines of the locality of Tupiza, Dr. Fernando Humerez Canaviri.

Third.  -  (Purpose of the Contract).  The purpose of the present contract is
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the giving on the part of the Company an option to buy with firm and irrevocable promise to sell in favor of the Optioner, of [sic] each and every one of the mining concessions specified in the preceding second clause, with all of the uses, customs, easements, tailings, waste piles, water rights and civil works as well as all of the machinery and equipment existing as of this date on the reference concessions, in conformity with Annex 1 which, duly signed by the contracting parties, forms part of the present contract. The option to buy with irrevocable promise to sell, is agreed under the following modalities and conditions:

1. (Price). - The price for the mining concessions including their rights, machinery and equipment referred to in the preceding clauses consists of:

     I. The Optioner will pay the Company the sum of US$500,000 -- (five hundred thousand and no hundredths american dollars) in two payments of $US250,000 -- (two hundred fifty thousand and no hundredths American dollars) each, the first to be paid at the moment of signing the public deed exercising the option, and the second, one year from having exercised the option, in both cases without postponement of any kind.

    II. The Optioner takes under this executive responsibility, the obligations which the Company owes to banks and natural and juridical persons up to the sum of US$5,750,000 -- (five million seven hundred and fifty thousand and no hundredths American dollars) once these debts have been negotiated by the Optioner with the corresponding creditors, which negotiation should take place, necessarily, during the period in which the option to buy is in force.

         Should the Optioner achieve reduction in any of the debts, these reductions shall be to his exclusive benefit.

   III. Whichever payment made by the Company during the two years duration of the option to buy, to whichever of the creditors included in Annex 2, by way of principal and/or interest, with whom the Optioner will not have arrived at

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

         an agreement during the period of the option, will be recognized by the Optioner and paid to the Company at the moment of signing the contract of sale, if any only if the Optioner will have had due knowledge and have authorized those payments.

         The creditors referred to in sub-paras. II and III of the third clause of the present contract, with their respective receivables, are detailed in Annex 2 which, duly signed by the contracting parties, forms part of the present contract.

2. (Term). - The option to buy with firm and irrevocable promise of sale object of the present contract, shall have a duration of two years, counted from the signature of the public deed corresponding to this minute.

Fourth. - (Collateral Obligations).  The Optioner will pay the Company the sum
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of US$6,000 -- (six thousand and 00/100 American dollars) monthly for the term of two years duration of the Option, and obligation which is totally independent of the price of the Option and has the character of being non-reimbursable whether or not the option to purchase is exercised. If the Optioner exercises his right to purchase the concessions before the two years fixed by this contract, this payment will be suspended on the date the deed of sale is signed. Likewise this payment will be suspended in the event the Optioner should not exercise the option, from 30 days after having made known his decision to the Company via notarized letter.

Fifth. - (Freedom of Work).  During the two years of the option, the Company
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remains in complete freedom to continue its current mining operations or to expand them, in accordance with its will but under its exclusive risk and benefit, making unrestricted use of all of the facilities of the sector, concerning its mining operations.

Sixth. - (Faculties of the Optioner).  During the time stipulated for the
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option, the Optioner has the faculty and exclusive right to buy the concessions, the civil works and all existing machinery and equipment and the Company has the obligation to sell them, the Optioner being able to exercise the Option in his favor, cede it or transfer it in favor of any individual or collective person, national or foreign. The Optioner has also the right to make, without any limitation, studies of reconnaissance, prospection, works of exploration on all of the concessions, being able to obtain samples in the quantities he deems necessary. All of the works of exploration will be brought to bear following norms and techniques appropriate to the effect, [he may also] enter freely the concessions without prior authorization it being sufficient the present contract, he may use the infrastructure that may be necessary, [with] prior authorization of the Company.

Seventh. - (Obligations of the Seller). - During the period of the Option, the
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Company may not sell, cede, transfer any of the concessions, civil works, machinery and equipment object of this contract, neither may it lien them or constitute on them any real or personal right, with the exception of those exiting at present, nor give any class of rights which

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

may in any way affect those conferred on the Optioner, under penalty of nullity of whichever contract may be given in contravention of this clause with prejudice to payment of damages which may be occasioned. The Company obliges itself as well to maintain current its right on the concessions and to guarantee the quiet and pacific possession of the goods and if necessary defend against any suit or action which could be presented against it.

Eighth. - (Executive of the Option).  Should the Optioner in use of the right
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given him by this contract decide to execute the option and consequently acquire the concessions, he will notify the Company in writing and the latter in the period of seven days from notification, will sign the corresponding public deed of definitive transfer, pending compliance with that agreed in the third clause, sub-para 1, and the other stipulations contained in this contract; in the negative instance [should the Company not sign], the parties concede sufficient competence and jurisdiction to whichever circuit judge of La Paz, authority to extend the corresponding minute of sale.

Ninth. - (Renouncement of the Option).  The Optioner reserves to himself the
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right to conclude the present contract during the life of the option, without showing cause and at any time. To this effect he will notify the Company of his decision to not exercise the option and with this notification the contract will be resolved in full law and without need of judicial intervention, as supported by Article 569 of the Civil Code. During the fifteen days after receipt of this notification, the parties obligate themselves to sign the corresponding minute and public deed of conclusion of the contract.

Tenth. - (Domicile of the Parties) To effect communications that as a
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consequence of this contract the parties must make between themselves, the following domiciles are indicated: the Company: Avenida 20 de Octubre number 2201 La Paz, Box number 5821, telephone number 35-1238. The Optioner: Calle Campos number 265 La Paz, Box number 13790, telephone number 43-3800.

Eleventh. - (Arbitration).  Whatever divergence between the contracting parties
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in relation to this contract, shall be resolved via arbitration in accordance wit the dispositions contained in the Code of Civil Procedure, and in the event the third arbitrator is not designated by one of the parties, he shall be named by the Confederacion de Empresarios Privados de Bolivia.

Twelfth. - (Reach of this Document).  Until its is raised to public deed, this
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document is assigned the value and effect of a private document.

Thirteenth. - (Acceptance).  We, Jaime A. Quiroga M., of age, married, mining
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industrialist, resident of this city, empowered by law, with identity card No.
209506 L.P., in representation of EMYAMSA for one part, and for the other Jaime Rubin de Celis, of age, married, resident of this city, empowered by law, with identity card no. 371070 in representation of MINTEC S.A., manifest our acceptance and full agreement with the

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

integral tenor of the present contract in each and every one of its clauses and sub-paragraphs.

Madam notary please add the other clauses of rigor and style for its legal validity.


                            La Paz, February 1, 1996


-----------------------                                 ------------------------
Jaime A. Quiroga M.                                     Jaime Rubin de Celis

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